FORM  4

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[  ] Check box
     if no longer
     subject  to
     Section  16.           Filed pursuant to Section 16(a) of the
     Form  4  or        Securities Exchange Act of 1934, Section 17(a)
     Form  5          of the Public Utility Holding Company Act of 1935
     obligations    or Section 30(f) of the Investment Company Act of 1940
     may continue.
     See Instruction 1(b).


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1.  Name  and  Address  of  Reporting  Person(1)

     REIDEL                MAARTEN
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    (Last)                 (First)                  (Middle)

                   c/o  Charlottenstrasse  59
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                           (Street)

    Berlin                 Germany                  D-10117
--------------------------------------------------------------------------------
    (City)                 (State)                  (Zip)

2.  Issuer Name and Ticker or Trading Symbol   MERCER INTERNATIONAL INC. (MERCS)
                                               ---------------------------------

3.  IRS Identification Number of Reporting Person, if an entity (Voluntary)

    ---------------------------------------------------------------------------

4.  Statement  for  Month/Day/Year      03/28/03
                                      -----------------------------------------

5.  If Amendment, Date of Original (Month/Day/Year)
                                                     --------------------------

6.  Relationship  of  Reporting  Person  to  Issuer  (Check  all  applicable)

[X]  Director     [X]  Officer   [   ]  10% Owner   [   ]  Other
                       (give                               (specify
                       title                                below)
                       below)

     Trustee and Chief Financial Officer
--------------------------------------------------------------------------------

7.   Individual  or  Joint/Group  Filing
     (Check  applicable  line)

  X     Form  Filed  by  One  Reporting  Person
----

        Form  Filed  by  More  Than  One  Reporting  Person
----

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


---------------------------------------------------------------------------------------------------------------------
1.              2.                 3.                     4.                                   5.
Title of        Transaction        Transaction            Securities                           Amount of
Security        Date               Code                   Acquired (A)                         Securities
(Instr. 3)                         (Instr. 8)             or Disposed of (D)                   Beneficially
                (Month/Day                                (Instr. 3,4 and 5)                   Owned Following
                /Year)                                                                         Reported Transactions
                                                                                               (Instr. 3 and 4)
                                   ----------------------------------------------------
                                   Code      V            Amount      (A) or      Price
                                                                      (D)
---------------------------------------------------------------------------------------------------------------------
N/A
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------

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6.                     7.
Ownership              Nature of
Form:                  Indirect
Direct                 Beneficial
(D)                    Ownership
or Indirect            (Instr. 4)
(I)
(Instr. 4)



---------------------------------------------------------------------------------------------------------------------

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---------------------------------------------------------------------------------------------------------------------

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

(1) If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).
    Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                           (Over)
                                         (Print or Type Response)

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
             (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


---------------------------------------------------------------------------------------------------------------------
1.                2.               3.              4.                  5.                6.
Title of          Conversion       Transaction     Transaction         Number of         Date Exercisable
Derivative        or Exercise      Date            Code                Derivative        and Expiration Date
Security          Price of         (Month/Day/     (Instr. 8)          Securities        (Month/Day/Year)
(Instr. 3)        Derivative       Year)                               Acquired
                  Security                                             (A) or
                                                                       Disposed
                                                                       of (D)
                                                                       (Instr. 3,4
                                                                       and 5)
                                                   ------------------------------------------------------------------
                                                   Code      V         (A)     (D)       Date            Expiration
                                                                                         Exercisable     Date

---------------------------------------------------------------------------------------------------------------------
Stock
Options                            03/28/03          J                 100,000*          03/28/03*       03/28/13
---------------------------------------------------------------------------------------------------------------------

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7.                        8.                9.                        10.                   11.
Title and Amount of       Price of          Number of                 Ownership             Nature
Underlying Securities     Derivative        Derivative                Form of               of Indirect
(Instr. 3 and 4)          Securities        Securities                Beneficial            Ownership
                          (Instr. 5)        Beneficially              Security:             (Instr. 4)
                                            Owned Following           Direct (D)
                                            Reported Transactions     or Indirect (I)
                                            (Instr. 4)                (Instr. 4)
-------------------
Title     Amount or
          number of
          Shares
---------------------------------------------------------------------------------------------------------------------
Common    100,000*        $6.375            100,000*                  D
Shares
---------------------------------------------------------------------------------------------------------------------

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---------------------------------------------------------------------------------------------------------------------

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

Explanation  of  Responses:

* Mr. Reidel was granted stock options to acquire up to 100,000 shares of Mercer International Inc. on March 28, 2003 (the "Date of Grant"). The options are exercisable as to one-third on the Date of Grant, and one-third on each of the first and second anniversaries thereof.



                             /s/  Maarten Reidel                March 31, 2003
                             ----------------------             --------------
                             Signature of Reporting             Date
                             Person(1)
                             MAARTEN REIDEL

--------------
(1) Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See  18  U.S.C.  1001  and  15  U.S.C.  78ff(a).

Note. File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                          Page 2
             (Print  or  Type  Responses)